Exhibit 10.11

Attn. RoyaLand

To the k.a.:
Dr. Daniel McClory Dr. Soheil Raissi
Dr. HRH Emanuele Filiberto di Savoia

Milan, 30 June 2023

Object:	TheRoyaland: Creating a unique gaming experience to build your next community

Dear Daniel, Soheil and Emanuele,

Regarding the cordial conversations and exchanges, we are pleased to submit our best offer for the consulting and development services related to the project known as “The RoyaLand,” as represented in detail in the attached document “Neosperience for The RoyaLand 20230626.pdf”, which forms an integral part of this Agreement:

0	User Engagement and Marketing Outreach for The RoyaLand

1.	Business management and high-level requirements.

2.	Concept development.

3.	Pre-production.

4.	Game Engine selection and setup.

5.	Vertical slice prototype.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	1/7

This Agreement is entered into this 30 June 2023 (“the contract’s effective date”) by and between Neosperience SpA (“Neosperience”), having its principal place of business at Via Orzinuovi 20, Brescia (Italy) and RoyaLand (“Client” or “RoyaLand”), having its principal place of business at Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11 (Bermuda).

Project schedule

as indicated in slide 65 of the aforementioned attached document

Phase 0: Two months from the contract’s effective date (in parallel with phases 1 to 4) Phases 1-4: Three months from the contract’s effective date; provided, however, that the parties agree that the launch of Phase 1 shall commence upon the pricing of RoyaLand’s expected initial public offering on Nasdaq.

Phase 5: Six to eight months, after completion of phase 4, contingent on the depth of the project and other factors.

AI-enabled technology innovation

As part of Neosperience’s commitment to The RoyaLand project, we will bring a wealth of technological innovation, particularly in Artificial Intelligence (AI), with a focus on Generative AI and Large Language Models (LLM) and Digital Humans. By leveraging these advanced technologies, Neosperience will provide The RoyaLand with a unique and innovative gaming experience. We believe integrating these elements will set The RoyaLand apart in the marketplace and contribute to its long-term success; here’s how we intend to integrate these cutting-edge technologies into the development of the project:

Artificial Intelligence (AI): Neosperience will employ sophisticated AI models to drive numerous aspects of The RoyaLand. This includes:

●	Procedural Content Generation: AI will create complex and dynamic environments cost-effectively. This will ensure that The RoyaLand’s open world remains engaging and fresh for players, boosting the replay value.

●	NPC Behaviour: Our AI systems will imbue non-player characters (NPCs) with various behaviors, making them seem more lifelike and responsive. This enhances player immersion and creates a more engaging gameplay experience.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	2/7

●	Game Balancing: AI will also assist with dynamically adjusting the difficulty level and game balance in real time based on player behavior and performance, keeping the game challenging yet rewarding.

Digital Humans: We will leverage our expertise in digital human technology to create realistic, emotive characters. This includes:

●	Realistic Visuals: Using advanced modeling and rendering techniques, we’ll create characters that look and move realistically, enhancing the immersion and realism of The RoyaLand.

●	Emotive AI: Our digital human technology can provide NPCs with a range of human-like emotions and reactions, giving them a depth of character rarely seen in video games.

●	Interactivity: We’ll also use AI to allow NPCs to interact with players dynamically, enhancing the immersive experience.

Fees and payment terms

as indicated in slides 66 to 68 of the aforementioned attached document

The total fee for all services is €625,000 to €675,000 (the exact value, in the range between

€625,000 and €675,000, will be specified and communicated by Neosperience to Royaland upon completion of phase 4, with payment on invoice as follows:

●	An upfront deposit of €75.000 of the total fee is due upon signing this Agreement.

●	€50.000 on July 17th, 2023.

●	€25.000 on Aug 5th, 2023.

●	€75.000 on Aug 15th, 2023.

●	€50.000 on Sep 5th, 2023.

●	The remaining amount will be split into five milestones, payable upon completion of each project phase from 1 to 5.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	3/7

Confidentiality

During the term of this Agreement, RoyaLand will provide Neosperience with confidential and/or proprietary information, including but not limited to data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). Neosperience shall protect all such Confidential Information with at least the same degree of care that Neosperience uses to protect its own confidential information, but not less than a reasonable degree of care. Neosperience shall not use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. The confidentiality obligations of this section shall not apply to any information received by Neosperience that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to you prior to the negotiations leading to this Agreement, (iii) is independently developed by you outside the scope of this Agreement without use of or reference to our Confidential Information, or (iv) is lawfully disclosed pursuant to a court order, provided that the party subject to such order shall promptly notify the party whose Confidential Information is to be disclosed, so such party may seek a protective or similar order.

Intellectual property

Neosperience agrees that any and all Work Product (as defined below) shall be Client’s sole and exclusive property subject to the payment of all fees due to Neosperience hereunder. Neosperience hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables resulting from the services to be performed by Neosperience hereunder (“Deliverables”), and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by you (whether alone or jointly with others) for us during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (the “Work Product”). Neosperience retains no rights to use the Work Product and agrees not to challenge the validity of our ownership of the Work Product. Neosperience agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Neosperience does not, for any reason, execute such documents within a reasonable time after our request, Neosperience hereby irrevocably appoints each executive officer of Client as Neosperience’s attorney-in-fact for the purpose of executing such documents on Neosperience’s behalf, which appointment is coupled with an interest. Neosperience will deliver to Client any Deliverables and disclose promptly in writing to Client all other Work Product. . Notwithstanding anything to the contrary in this Agreement, Work Product expressly excludes any and all Developer Materials and Pre-Existing Materials. Neosperience or its licensors retain, on an exclusive basis, all right, title and interest, and all intellectual property rights, throughout the world in and to any and all Developer Materials. “Developer Materials” means, in any form or media, any software (in source code or object code format) libraries, tools, products, algorithms, subroutines, applets, know-how, ideas, techniques, materials, or architecture, any derivative works thereof, and records or documentation of each of the foregoing, that were owned or licensed by Developer independent of or prior to entering into this Agreement as well as anything authored, conceived and/or developed by Neosperience outside the course of rendering the services to Client after entering into this Agreement . “Pre-Existing Materials” means any software (in source code or object code format) libraries, tools, products, algorithms, subroutines, applets, know-how, ideas, techniques, materials, or architecture, and derivative works thereof, and records or documentation of each of the foregoing, that are owned by any third-party. Neosperience shall not include any Developer Materials or Pre-Existing Materials in any Work Product without Client’s advance written consent. To the extent Neosperience delivers to Client any Work Product which includes any Developer Materials or Pre-Existing Materials, the Developer Materials and Pre-Existing Materials are licensed, not sold, to Client. Neosperience hereby grants to Client an unlimited, non-exclusive, perpetual, irrevocable, worldwide, sub-licensable through multiple tiers, royalty free, fully paid-up, transferable license for Client and Client’s customers to use, reproduce, distribute, perform, create derivative works from and otherwise fully exploit the Developer Materials and Pre-Existing Materials actually embedded and/or included within such Work Product.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	4/7

Warranties and Indemnities

Each party represents and warrants that it (i) is a duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has the power and authority to enter into this Agreement. Neosperience warrants that services to be provided to Client hereunder will performed in a good and workmanlike manner in accordance with applicable industry standards and practices, and that Neosperience shall comply with applicable law in the performance of its services hereunder. Neosperience warrants that all Work Product and any Developer Materials delivered to Client shall not infringe upon any third-party’s intellectual property rights. Neosperience warrants that is has the right to grant all licenses granted hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Subject to the terms and conditions of this section of the Agreement, each party (an “Indemnifying Party”) will indemnify, defend and hold harmless the other party (an “Indemnified Party”) against any damages awarded in respect of any claims, judgments, actions, suits, proceedings, demands, liabilities, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of or relating to any claim brought by a third-party (a “Claim”) arising out of or related to (1) a breach of this Agreement by an Indemnifying Party, (2) the allegation that the Indemnified Party’s use of the intellectual property constitutes an infringement, violation, trespass, contravention or breach of any patent, copyright, trademark, license or other property or proprietary right of any third party, or constitutes the unauthorized use or misappropriation of any trade secret of any third party. The Indemnified Party acknowledges and agrees that it shall use commercially reasonable efforts to mitigate the costs and expenses related to such claim. The indemnity in this Section of the Agreement shall not apply (i) to a Claim arising from any modification of the intellectual property of an Indemnifying Party by the Indemnified Party or any third party, or from the use of the intellectual property in combination with any other items not provided by the Indemnifying Party, to the extent such modification or use in combination resulted in the Infringement Claim unless such modification or use in combination is with the Indemnifying Party’s express written consent; (ii) if such Claim results from any breach of the Indemnified Party’s obligations under this Agreement, or the use of the intellectual property other than in connection with this Agreement, or in a manner not reasonably contemplated by this Agreement; and/or (iii) open source software permitted by Client to be included in Work Product. The indemnity set forth in this Section shall only be given on condition that (i) the Indemnified Party gives notice to the Indemnifying Party of any Claim immediately upon becoming aware of the same; (ii) the Indemnified Party gives the Indemnifying Party the sole right to conduct the defense of any claim or action, or the negotiation of any settlement, in respect of an Claim and does not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except upon the express written instructions of the Indemnifying Party, provided that no settlement may admit fault or liability by the Indemnified Party without such party’s advance written consent; and (iii) the Indemnified Party acts in accordance with the reasonable instructions of the Indemnifying Party and gives the Indemnifying Party such assistance as it shall reasonably require in respect of the conduct of the said defense including without prejudice to the generality of the foregoing the filing of all pleadings and other court processes and the provision of all relevant documents. In the event of a Claim relating to intellectual property infringement, the Indemnifying Party shall be entitled at its own expense and option to either (i) procure the right for the Indemnified Party to continue utilizing the intellectual property which is at issue; (ii) modify the intellectual property to render same non-infringing; or (iii) replace the intellectual property with an equally suitable, functionally equivalent, compatible, non-infringing IP.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	5/7

Termination

Either party may terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to cure such breach within 30 days after receipt of written notice of the same.

Force majeure

Notwithstanding any other provision of this Agreement, neither party is liable for any failure to perform, or delay in performing, any particular obligations under this Agreement where the failure or delay arises from any cause or causes beyond its reasonable control, including without limitation fire, flood, earthquake, elements of nature, acts of God, acts of war, terrorism, riots, civil disorders or rebellions (“Force Majeure Event”). In the event of a Force Majeure Event, the parties agree to meet and discuss how to resolve the issue. Either party may terminate this Agreement by giving the other party written notice if the other party fails to perform those obligations for three (3) months due to such Force Majeure Event.

Governing Law

This agreement shall be governed by the laws of Italy. The competent court is that of Milan, Italy.

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	6/7

Miscellaneous

This Agreement contains the entire agreement of the parties and supersedes all prior communications, understandings, and agreements. Neosperience is an independent contractor and will determine the method, details and means of performing the Services, provided that it meets its obligations under this Agreement. No party shall have the authority to bind, represent or commit the other. Nothing in this Agreement shall be deemed or construed to create a joint venture or agency relationship between the parties for any purpose. Nothing contained herein shall give or is intended to give any rights of any kind to any third persons. All notices under this Agreement shall be in writing. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties.

We thank you for your attention, remain at your disposal for any further information, and awaiting a copy of this agreement signed by you for acceptance.

Milan, 30 June 2023

Neosperience SpA

/s/ Dario Melpignano

Royaland

/s/ Daniel J. McClory
Daniel J. McClory, Executive Chairman

NEOSPERIENCE S.P.A. SHARE CAPITAL: 959166.10 € I.V. — TAX CODE AND VAT NUMBER: 02792030989 25125 BRESCIA, VIA ORZINUOVI, 20 — TEL. +39 030 3537300 — FAX +39 030 3537343 20137 MILAN, PRIVATE STREETDECEMBER 20 – TEL. +39 02 36755690	7/7

26/06/2023 The RoyaLand Creating a unique gaming experience to build your next community

S umma r y ● P r oposal Outline ○ Business Management and High - L e v el Requirements ○ Concept D e v elopme n t ○ Pre - Production ○ Game Engine Sele c tion and Setup ○ V ertical Slice Prototype ● Planned Activities ● Timing and Investment

We are thrilled for the opportunity to partner with you on the innovative and exciting The RoyaLand project. At Neosperience, our extensive experience in game development and our expertise in advanced technologies make us the perfect ﬁt to bring your vision to life . Neosperience for The RoyaLand THE ROYALAND

P r oposal Outline

1. Business Management and High - Level Requirements ● Business Model ● User Stories and User Requi r eme n t s Deﬁnition

Business Model We envision a freemium business model , where the game is free to download and play, but premium content and additional features can be purchased in - game. Additionally, the game could generate revenue through advertisements and partnerships . THE ROYALAND 1. BUSINESS MANAGEMENT AND HIGH - LEVEL REQUIREMENTS

W e will condu c t an e x t ensi v e s tudy to understand the target audience and their preferences, behaviors, and expectations of the game. This includes user surveys, focus groups, and data analytics. User Stories and User Requirements Deﬁnition THE ROYALAND 1. BUSINESS MANAGEMENT AND HIGH - LEVEL REQUIREMENTS

2. Concept Development

- Game Design Storyboarding and Document Preparation
- Art and Audio Conceptualization
- Platform Feasibility Study

NEOSPERIENCE

THE ROYALAND

2. CONCEPT DEVELOPMENT

Game Design Storyboarding and Document Preparation

Our skilled designers and storyboard artists will work collaboratively with you to **visualize the game story, levels, and characters**.

The resulting document will detail all the aspects of the game, including gameplay, mechanics, art, sound, and narrative.



NEOSPERIENCE

Our team of artists and audio engineers will w ork on c r e a ting a visuall y and audibly stunning game world that ﬁts the theme and story. Art and Audio Con c eptualiz a tion THE ROYALAND 2. CONCEPT DEVELOPMENT

Platform Feasibility Study Ou r t eam will condu c t a comp r ehensi v e analysis to identify the best platform for the game to ensure maximum reach and engagement. THE ROYALAND 2. CONCEPT DEVELOPMENT

3. Pre - production ● Gameplay Mechanic s Design ● S t ory boa r d C r e a tion ● Cha r a c t er Design ● E n vi r onme n t Design ● UI/U X Design

Gameplay Mechanics Design W e will f ocus on c r e a ting an en g aging and intuitive gameplay experience . This includes deﬁning the control mechanics, player interactions, and game progression. THE ROYALAND 3. PRE - PRODUCTION

Ou r t eam will c r e a t e d e t ailed s t oryboa r ds to visualize the game ﬂow, user interface, and the interaction between players and game characters or objects. Storyboard Creation THE ROYALAND 3. PRE - PRODUCTION

Character Design Our artists will develop distinct, memorable, and engaging character designs that ﬁt the theme and story of the game. THE ROYALAND 3. PRE - PRODUCTION

W e will desig n imme r si v e e n vi r onme n t s that are visually appealing and serve the game's narrative and gameplay needs. Environment Design THE ROYALAND 3. PRE - PRODUCTION

UI/UX Design W e will desig n a use r - friendl y i n t er f ace and seamless user experience, ensuring that the game is easy to navigate and enjoyable to play . THE ROYALAND 3. PRE - PRODUCTION

4. Game Engine Selection and Setup ● Evaluation of Di f f e r e n t Engines ● Finalizing and Setting up the Game Engine

Evaluation of Different Engines Ou r t eam will comp r ehensi v ely e v alu a t e different game engines to choose the best possible option, considering factors such as performance, ease of use, support and ﬂexibility, and licensing costs. THE ROYALAND 4. GAME ENGINE SELECTION AND SETUP

W e will ﬁnali z e the sele c tion o f the o ptimal game engine based on the evaluation, set it up , and create a prototype for testing . Finalizing and Setting up the Game Engine THE ROYALAND 4. GAME ENGINE SELECTION AND SETUP

5. Vertical Slice Prototype ● Prototype D e v elopme n t

THE ROYALAND

5. VERTICAL SLICE PROTOTYPE

Prototype Development

We will develop a **vertical slice prototype** representing all fundamental aspects of the game.

This prototype will provide a brief yet comprehensive **gaming experience**, demonstrating the game's final quality. It will include fundamental gameplay mechanics, UI/UX elements, character and environment design, and essential narrative elements.

Please note that all phases will include periodic joint updates and approval steps to ensure we meet your vision and expectations at all times.

We are very excited about the possibility of working on this project. Please let us know if you need more details on this proposal.



NEOSPERIENCE

Planned A c tiv i ties

Phase 1 Business Management and High Level Requirements This phase is crucial as it sets the groundwork for the entire project , ensuring that business objectives are clear and user requirements are well - deﬁned. THE ROYALAND PHASE 1

A Freemium Model B DLC (Downloadable Content) and Season Pass Model C Advertising Model D Virtual Economy PHASE 1 Business Model The business model is a crucial component that guides how the game will generate revenue . Based on the initial description of The RoyaLand, we propose a mixed business model that includes : THE ROYALAND

THE ROYALAND
PHASE 1

A

Freemium Model

The game will be **free to download and play**, but will offer **in-game purchases** that enhance gameplay or provide cosmetic upgrades.

This model allows users to enjoy the game even without purchasing anything, but also gives them incentives to invest for a better gaming experience.

B

DLC and Season Pass Model

We will offer **additional content** for the game that can be purchased separately, adding new features, storylines, and challenges.

Season passes can be sold for an upfront fee, offering players access to all future DLCs at a discounted rate.

C

Advertising Model

We could **partner with relevant brands** for in-game advertising that enhances the realism of the game world without detracting from gameplay.

All advertisements would be targeted and non-intrusive.

D

Virtual Economy

We will create an **in-game economy** where players can buy and sell virtual goods, either with real money or in-game currency.

This could include rare items or resources that are difficult to acquire during regular gameplay.

NEOSPERIENCE

A User Surveys B Focus Groups C Data Analytics PHASE 1 User Stories and User Requirements Deﬁnition Understanding the user is key to creating a game that will keep players engaged . In this stage, we'll delve into deﬁning what the user needs and how they will interact with The RoyaLand. This will be achieved through: THE ROYALAND

THE ROYALAND

PHASE 1

A

User Surveys

We will create surveys to be distributed to a wide range of potential players.

This will help us **understand player motivations, habits, preferences**, and what they value in a game like The RoyaLand.

B

Focus Groups

We will conduct focus group discussions to gain **deeper insight** into player behavior and preferences.

These discussions can provide a more nuanced understanding of user expectations and how they might engage with the game.

C

Data Analytics

By gathering and analyzing data on user behavior, we can make **informed decisions on game design and mechanics**.

We will use data to understand user engagement, detect patterns, and identify areas of the game that could be improved.

This process of defining user stories and requirements is iterative.

As the game evolves during development, **we'll continuously revisit these user stories and requirements** to ensure we create a game that truly resonates with our players.

NEOSPERIENCE•

Phase 2 Concept Development This phase is about laying the foundation of the game's identity, style, and gameplay . THE ROYALAND PHASE 2

A Game Mechanics B Gamepl a y C Story and Narrative D Art and Sound PHASE 2 Game Design Storyboarding and Document Preparation This is the stage where we'll visualize and document every aspect of The RoyaLand. Our team will create a Game Design Document (GDD) to serve as the blueprint for the entire project. The GDD will include details on the following: THE ROYALAND

THE ROYALAND
PHASE 2

A

Game Mechanics

Descriptions of the **systems and rules of the game**, from character controls to conflict resolution and progression mechanisms.

B

Gameplay

Descriptions of player **interactions** with the game systems and how they will **experience** the game world.

C

Story and Narrative

Details of the game **world's history, the characters' backstories, and the plot**, as well as the narrative progression.

D

Art and Sound

General styles, themes, and guidelines for **art and sound** to ensure consistency throughout the game.

NEOSPERIENCE

A Art Con c eptualiz a tion B Audio Con c eptualiz a tion PHASE 2 Art and Audio Conceptualization Our talented artists and sound designers will start developing the look and feel of The RoyaLand. This includes: THE ROYALAND

THE ROYALAND
PHASE 2

A

Art Conceptualization

From character designs to environments and props, our artists will start creating concept art to define the game's visual style.

This will include **everything from the color palette to the style of lighting**.

B

Audio Conceptualization

Our sound designers will create an auditory landscape that complements the game's visual style.

They will start defining the **game's themes, background music, sound effects, and voice acting**.

NEOSPERIENCE

A Market Penetration B Technical S p e ciﬁc a tions C Development Costs D M on etiza tion Options PHASE 2 Platform Feasibility Study In this stage, we will identify the platforms that would be most suitable for The RoyaLand. Factors to be considered include: THE ROYALAND The popularity and user base of the platform. The platform’s capabilities include g r aphics, p r ocessing power, and storage. The costs associated with developing the platform, including licensin g and t e s ting. The business models supported by the platform (in - app pu r chases, ads, e t c.)

By the end of the Concept Development phase, we will have a clear and agreed vision of what The RoyaLand will look like , how it will be played, and on which platforms it will be available. This comprehensive understanding is crucial to smoothly transition to the pre - production phase and ensure the development process aligns with your expectations. THE ROYALAND PHASE 2 Conclusions

Phase 3 Pre - production This phase is about turning the concepts developed in the previous stage into a more detailed and concrete design ready to be developed. THE ROYALAND PHASE 3

A Player interactions B Game progression C Challenge and reward systems PHASE 3 Gameplay Mechanics Design In this step, we'll take the core mechanics outlined in the game design document and ﬂesh them out into a more detailed design . We'll specify how these mechanics will work, how they'll be controlled, and how they will affect gameplay. Key aspects we will focus on include: THE ROYALAND

THE ROYALAND
PHASE 3

A

Player interactions

Detailed definition of **how players interact** with the game environment, other characters, and objects.

B

Game progression

Description of **how players progress through the game**, including levels, quests, and character development.

C

Challenge and reward systems

Creation of **balanced and engaging systems for challenges**, achievements, and rewards to keep players motivated.

NEOSPERIENCE

A Game ﬂow B User interface C Narrative sequences PHASE 3 Storyboard Creation Storyboarding involves creating visual representations of the gameplay and narrative sequences. This can include: THE ROYALAND

THE ROYALAND

PHASE 3

A

Game flow

Visualizing the **gameplay sequence**, including player actions, game responses, and progression.

B

User interface

Sketching the layout of **menus, HUD, and other UI elements** and how players will interact with them.

C

Narrative sequences

Storyboarding key **narrative moments**, including dialogue, character actions, and scene transitions.

NEOSPERIENCE

A Physical app e a r an c e B Anim a tion C Backstories PHASE 3 Character Design Our team of artists will create detailed designs for all characters in the game. This includes: THE ROYALAND

THE ROYALAND

PHASE 3

A

Physical appearance

Detailed sketches of each character, including different poses, facial expressions, and clothing.

B

Animation

Creation of **basic movement cycles for characters** to determine their motion style and personality.

C

Backstories

Writing of **character backstories** to flesh out their motivations, relationships, and roles in the game narrative.

NEOSPERIENCE

A Con cept art B L a y out design C Ambian c e and mood PHASE 3 Environment Design The environments in which the game takes place will be meticulously designed to support the gameplay and narrative. This involves: THE ROYALAND

THE ROYALAND

PHASE 3

A

Concept art

Creating **detailed concept art** for all significant environments in the game.

B

Layout design

Designing the **physical layout of game levels**, including paths, obstacles, and points of interest.

C

Ambiance and mood

Specifying lighting, weather, and other environmental factors that contribute to the **mood** of each location.

NEOSPERIENCE

A UI Layout B I n te r a c tion Design C UX Flow v UI/UX Design A game's user interface and user experience are crucial to its playability . We'll design: THE ROYALAND

THE ROYALAND PHASE 3

A

UI Layout

Designing the **layout** of in-game menus, **HUD**, and other **interface elements**.

B

Interaction Design

Specifying how players **interact** with the UI, including controls and feedback.

C

UX Flow

Mapping out the **user experience** from start to finish, identifying any potential pain points, and working to eliminate them.

NEOSPERIENCE

By the end of the pre - production phase, we'll have a comprehensive design that's ready for production. We'll be able to move forward with developing the actual game conﬁdent that we're creating an engaging, enjoyable experience that aligns with your vision. THE ROYALAND PHASE 3 Conclusions

Phase 4 Game Engine Selection and Setup This phase is a critical stage in the game development process where we establish the technical foundation of the game. THE ROYALAND PHASE 4

THE ROYALAND PHASE 4

Evaluation of Different Engines

Choosing the right game engine is pivotal as it will dictate the game's performance, graphics, and development process. Though you've suggested Unreal Engine 5.1 for The RoyaLand, **we'll still evaluate other potential engines** to confirm it's the best choice. This decision will be made based on:

A

Performance

We'll consider how the engine can handle the gameplay mechanics, visual effects, and size of The RoyaLand.

B

Features

The engine should have the tools and capabilities needed to realize our game concept, from AI systems to physics simulations.

C

Compatibility

The engine must be compatible with the platforms we're targeting.

D

Cost

Engine licensing fees and the cost of required tools and plugins will also factor into the decision.

NEOSPERIENCE

THE ROYALAND

PHASE 4

Finalizing and Setting up the Game Engine

Once we've chosen the engine, **we'll start setting it up** for the development of The RoyaLand:

A

Customization

We'll customize the engine to optimize it for our specific needs, from render settings to physics configurations.

B

Toolkit Setup

We'll set up all the necessary development tools, like level editors, animation tools, and scripting editors.

C

Framework Development

We'll create the base code that will drive the game's core mechanics. This framework will be the foundation on which all other code is built.

D

Asset Pipeline Setup

We'll establish the process for creating, importing, and managing game assets like 3D models, textures, and sounds.

NEOSPERIENCE

At the end of this phase, we'll have a customized game engine ready for the production of The RoyaLand . Our developers will have all the tools they need to start turning our designs into a playable game. THE ROYALAND PHASE 4 Conclusions

Phase 5 Vertical Slice Prototype This phase is a pivotal step in game development and involves creating a fully - functional prototype that encapsulates the ﬁnal quality of the game. The Vertical Slice is a demo of the game that includes all key features and gameplay elements. It offers a realistic snapshot of the ﬁnal game, and is used for testing and reﬁnement, and to present the game to stakeholders or the public. THE ROYALAND PHASE 5

A Core Gameplay Mechanics B Art and Sound C N ar r a tiv e Eleme n ts D UI/UX PHASE 5 Development of the Vertical Slice The development of the Vertical Slice involves the creation of a section of the game that includes the implementation of all the following aspects : THE ROYALAND

THE ROYALAND

PHASE 5

A

Core Gameplay Mechanics

The prototype will include the **mechanics** that the player will use throughout the game, from basic movement and interaction to play, combat, experience and puzzle-solving systems.

B

Art and Sound

The visual and auditory styles established during the concept phase will be fully implemented in the **Vertical Slice**.

This includes **character models, environment art, sound effects, and music**.

C

Narrative Elements

The prototype will include **story elements, dialogue, and character interactions** that give a sense of the game's narrative.

D

UI/UX

The Vertical Slice will include a **fully-functioning user interface**, with menus, HUD, and controls all in place.

NEOSPERIENCE

THE ROYALAND

PHASE 5

Testing and Refinement

Once the Vertical Slice is complete, **it will undergo extensive testing.**
This involves:

A

Playtesting

This will assess the fun factor, difficulty level, and overall **player experience**. Feedback will be used to make adjustments and improvements.

B

Technical Testing

This will ensure that the game runs smoothly, with no bugs or performance issues.

C

Usability Testing

This will verify that the game's controls and interface are intuitive and easy to use.

NEOSPERIENCE

The Vertical Slice can be presented to stakeholders, potential investors, or the public to generate interest and gather feedback. It can be used as a powerful marketing tool. Upon completion of this phase, we will have a fully - realized, playable version of a portion of the game that encapsulates what players can expect from the ﬁnal p r odu c t. This will p a v e the w a y f or f ull - scale p r odu c tion, where the rest of the game will be built to match the quality and style of the Vertical Slice. THE ROYALAND PHASE 5 P r esen t ation

Neosperience. Your Partner in Bringing The RoyaLand to Life

At Neosperience, we're not just designers, developers, and AI experts: we're storytellers, creators, and innovators committed to bringing your vision to life . Our team, made up of skilled designers, programmers, and artists, is excited to embark on this journey with you. We'll infuse passion and dedication into every aspect of The RoyaLand. THE ROYALAND NEOSPERIENCE A passionate team

Quality First We're committed to delivering a game that's not just fun to play but meets the highest standards of quality . From the mechanics to the storyline, we'll ensure that every detail is meticulously designed and ﬂawlessly executed. THE ROYALAND NEOSPERIENCE

Collaboration Your insights and feedback are invaluable . We believe in maintaining a transparent, collaborative relationship with you, ensuring you're a part of the process every step of the way. THE ROYALAND NEOSPERIENCE

Innovation Leveraging cutting - edge technology, we're ready to push boundaries and deliver a game that's as innovative as it is engaging . Our approach combines creativity with technical prowess to create unique gaming experiences. THE ROYALAND NEOSPERIENCE

On - time Delivery We understand the importance of timelines and we're committed to delivering the project on schedule without compromising on quality. THE ROYALAND NEOSPERIENCE

We at Neosperience are excited and ready to embark on this journey with you, turning The RoyaLand from a vision into a reality . We assure you our unwavering commitment, dedication, and passion to deliver a game that exceeds expectations and captivates players worldwide. Our Commitment THE ROYALAND NEOSPERIENCE

Timing and I n v estme n t

THE ROYALAND TIMING AND INVESTMENT

Investment (1/3) Initial Development Phase (1 - 4): Covering design, concept, storyline creation, basic art, technical research, feasibility study, and project timeline construction. Investment: €150k Duration: 3 months This stage serves as a Gate 1 to evaluate whether to proceed to the following production phase. THE ROYALAND TIMING AND INVESTMENT

THE ROYALAND

TIMING AND INVESTMENT

Investment (2/3)

Investor Engagement and Pre-IPO Marketing for The RoyaLand's Nasdaq listing:
Neosperience will accompany phases 1 to 4 supporting the IPO being finalised with a set of strategic and operational marketing activities aimed at the investors' community:

- Dedicated website
  - We will setup a dedicated website that will serve as a subscription-based central hub to share information about the project. It will include insights of the platform and its features, development progress, and the team behind it to build transparency and trust.
- Investor Awareness Video
  - We will create a compelling video to introduce The RoyaLand to potential investors. This video will highlight the unique features of the project, our vision, market potential, and why The RoyaLand is a promising investment opportunity.
- Digital human
  - We will create a digital human in a credible setting that will periodically inform current and potential investors about the progress of ongoing design activities.
  - The digital human will implement a dedicated knowledge base and will be able to chat interactively responding to people's questions about the vision of the game and its technology, periodically updated, with a proprietary knowledge base that will avoid the hallucinations typical of generative AI.

Investment: €125k (amount that Neosperience is happy to be able to invest in the pre-IPO)
Duration: 2 months (in parallel with phases 1 to 4)

NEOSPERIENCE

Investment (3/3) Vertical Slice Phase (5): Developing a working prototype to provide a clear representation of the ﬁnal product. Estimated Investment: €350k - €400k, depending on product depth. A signiﬁcant portion of this budget will be invested in managing multiplayer aspects, a cost that will offset subsequent production expenses. Estimated Duration: 7 - 8 months THE ROYALAND TIMING AND INVESTMENT

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